Exhibit 99.2
Intuitive Provides Update on Supporting Customers, Communities & Employees during COVID-19
SUNNYVALE, Calif., April 28, 2020 – Intuitive (Nasdaq: ISRG), a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery, today provided an update on its efforts to support customers, communities, and its employees during the COVID-19 pandemic.
“The COVID-19 pandemic presents unprecedented challenges to global health care systems, care teams, and communities,” said Intuitive CEO Gary Guthart. “Intuitive is focused on the health and safety of our customers, our communities and our employees, through policies and initiatives designed to help.”
Communities
Intuitive and the Intuitive Foundation are working to assemble, donate, and distribute personal protective equipment (PPE) to hospitals and healthcare facilities. To date, more than 100,000 pieces of PPE have been sourced or built, and then donated for distribution throughout the U.S. The company’s goal is to manufacture and donate 1 million more face shields globally.
The Intuitive Foundation is also connecting employees with opportunities to volunteer in their communities. This includes a DIY face mask initiative and engagement with healthcare and essential service-oriented non-profits and organizations. The Foundation (established in 2018 with a $25 million gift from Intuitive), has also started a COVID-19 specific employee matching donation drive.
Employees
Intuitive has taken numerous measures to minimize the spread of COVID-19 while continuing to provide essential services and support to customers. Intuitive implemented a work-from-home policy for the majority of employees globally. For employees who cannot work from home, Intuitive has implemented additional health and safety measures, including maximizing working space, changing shift schedules, and instituting mandatory screening and temperature checks.
Intuitive has implemented an expanded paid and sick leave program to support employees who are unable to work due to family care responsibilities, underlying health issues, connectivity issues or other unique circumstances. The company is also providing premium pay for essential team members who continue to supply customers with the products needed to care for patients. In addition, there are Employee Assistance Programs that have been developed or expanded to provide services and resources specific to the needs of employees at this time.
Customers
Intuitive recognizes the economic toll that COVID-19 has taken on hospitals and healthcare systems, and is introducing a series of programs to provide financial relief to customers. Informed by customer needs, and recognizing the unique challenges each customer faces, this financial support will be customized and may include service credits, warranty extensions and more flexible payment terms. Intuitive expects that the estimated value of this financial support will range between $90 million and $130 million, and will not exceed $205 million.
“As different regions move through various stages of recovery, we believe that da Vinci surgery is an important minimally invasive option for hospitals and surgeons to offer their patients,” Guthart said. “Our patients-first focus translates into doing our part in helping our customers deliver the very best care.”
About Intuitive
Intuitive (Nasdaq: ISRG), headquartered in Sunnyvale, Calif., is a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery. At Intuitive, we believe that minimally invasive care is life-enhancing care. Through ingenuity and intelligent technology, we expand the potential of physicians to heal without constraints.
Intuitive brings more than two decades of leadership in robotic-assisted surgical technology and solutions to its offerings, and develops, manufactures and markets the da Vinci® surgical system and the Ion™ endoluminal system.
About the da Vinci Surgical System
There are several models of the da Vinci surgical system. The da Vinci surgical systems are designed to help surgeons perform minimally invasive surgery. Da Vinci systems offer surgeons high-definition 3D vision, a magnified view, and robotic and computer assistance. They use specialized instrumentation, including a miniaturized surgical camera and wristed instruments (i.e., scissors, scalpels and forceps) that are designed to help with precise dissection and reconstruction deep inside the body.
For more information, please visit the company’s website at www.intuitive.com.
For more information on the company’s customer financial program, please see the company’s 8-K filed on April 28, 2020.
Forward-Looking Statements
This press release contains forward-looking statements. For example, statements using words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” or “should”. These forward-looking statements are necessarily estimates reflecting the best judgment of management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. They should, therefore, be considered in light of various important factors, including, but not limited to, the following: our ability to obtain accurate procedure volume in the midst of the COVID-19 pandemic, the risk that the COVID-19 pandemic could lead to material delays and cancellations of procedures and our actual costs of the customer relief program may be higher than estimated, curtailed or delayed capital spending by hospitals and disruption to our supply chain, closures of our facilities, delays in surgeon training, delays in gathering clinical evidence, diversion of management and other resources to respond to the COVID-19 outbreak; the evaluation of the risks of robotic-assisted surgery in the presence of infectious diseases, the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus disrupts local economies and causes economies to enter prolonged recessions and other risk factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2019, as updated by our other filings with the Securities and Exchange Commission.
Contact
Global Public Affairs
Intuitive Surgical
corp.comm@intusurg.com
+1-408-523-7337